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                                    July 21, 1999



PSI Energy, Inc.
139 E. Fourth Street
Cincinnati, OH 45202

Dear Sirs:

          In connection with the shelf registration under the Securities Act of 1933 (the "Act") of $665 million principal amount of Debt Securities (the "New Securities") of PSI Energy, Inc., an Indiana corporation (the "Company"), to be issued under an Indenture dated as of November 15, 1996, as supplemented by six supplemental indentures (as so supplemented, the "Indenture"), between the Company and Fifth Third Bank, as trustee (the "Trustee"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

          Upon the basis of such examination, we advise you that, in our opinion, the New Securities have been duly authorized by the Company; and when the Securities and Exchange Commission declares the Company's Registration Statement on Form S-3 effective and the New Securities have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture and a supplemental indenture in the form filed as an Exhibit to the Registration Statement, the New Securities will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          The foregoing opinion is limited to the federal laws of the United States of America and the laws of the State of Indiana, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

          In connection with the foregoing, we have assumed that at the time of the issuance and delivery of the New Securities there will not have occurred any change in law affecting the validity, legally binding character or

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PSI Energy, Inc.                      - 2 -                       July 21, 1999


enforceability of the New Securities and that the issuance and delivery of the New Securities, all of the terms of the New Securities and the performance by the Company of its obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and will not result in a default under or a breach of any agreement or instrument then binding upon the Company.

          In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed (i) that the Indenture has been, and a supplemental indenture (or supplemental indentures) relating to the New Securities will be, duly authorized, executed and delivered by the Trustee, (ii) that the New Securities will conform to the form thereof set forth in the Indenture, (iii) that the Trustee's certificates of authentication of the New Securities will be manually signed by one of the Trustee's authorized officers and (iv) that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,


                                        TAFT, STETTINIUS & HOLLISTER LLP